Exhibit 10.26

Accellent Holdings Corp.

Directors’ Deferred Compensation Plan

[ACCELLENT]

Directors’ Deferred Compensation Plan

ARTICLE I

DEFINITIONS

1.1                                 “Affiliate” shall mean, with respect to the Investor, or the Company any entity directly or indirectly controlling, controlled by, or under common control with the Investor or the Company.

1.2                                 “Board” shall mean the Board of Directors of Accellent Holdings Corp.

1.3                                 “Change in Control” means (i) the sale of all or substantially all of the assets of the Company to an Unaffiliated Person; (ii) a sale by the Company, the Investor or any of their respective Affiliates resulting in more than 50% of the voting stock of the Company being held by an Unaffiliated Person; (iii) a merger or consolidation of the Company with or into an Unaffiliated Person; if and only if any such event listed in clauses (i) through (iii) above results in the inability of the Investor or any member or members of the Investor, to designate or elect a majority of the Board (or the board of directors of the resulting entity or its parent company).  For purposes of this definition, the term “Unaffiliated Person” means any Person or Group who is not (x) the Investor or any member of the Investor, (y) an Affiliate of the Investor or any member of the Investor, or (z) an entity in which the Investor, or any member of the Investor holds, directly or indirectly, a majority of the economic interests in such entity.

1.4                                 “Common Stock” shall mean the Common Stock of the Company.

1.5                                 “Company” means Accellent Holdings Corp.

1.6                                 “Director” shall mean a member of the Board who is not an employee of the Company or any of its subsidiaries.

1.7                                 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8                                 “Fair Market Value Per Share” shall mean the Market Value Per Share, or, if there has been no Public Offering, the fair market value of the Common Stock as determined in the good faith discretion of the Board.

1.9                                 “Fees” shall mean amounts earned for serving as a member of the Board, including any committees of the Board.

1.10                           “Group” means “group,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

1.11                           “He”, “Him”, or “His” shall apply equally to male and female members of the Board.

1.12                           “Investor” means, collectively, Accellent Holdings LLC, Bain Capital Integral Investors, LLC and BCIP TCV, LLC.

1.13                           “Market Value Per Share” shall mean, for any given day, the price per share equal to (i) the last sale price of the Common Stock on the such day on the principal stock exchange on which the Common Stock may at the time be listed or, (ii) if there shall have been no sales on such exchange on such day, the average of the closing bid and asked prices of the Common Stock on such exchange on such day or, (iii) if there is no such bid and asked price on such day, the average of the closing bid and asked prices of the Common Stock on the next preceding date when such bid and asked price occurred or, (iv) if the Common Stock shall not be so listed, the closing sales price of the Common Stock as reported by NASDAQ on such day in the over-the-counter market.

1.14                           “Person” means “person,” as such term is used for purposes of Section 13(d) or 14(d) of the Exchange Act.

1.15                           “Plan” shall mean the Accellent Holdings Corp. Directors’ Deferred Compensation Plan for Directors, as it may be amended from time to time.

1.16                           “Public Offering” shall mean the sale of shares of Common Stock to the public subsequent to the date hereof pursuant to a registration statement under the Securities Act of 1933, as amended, and the rules and regulations in effect thereunder, which has been declared effective by the Securities Exchange Commission (other than a registration statement on Form S-4, Form S-8 or any other similar form.

1.17                           “Stock Account” shall mean the account created by the Company pursuant to Article III of this Plan in accordance with an election by a Director to receive stock compensation under Article II hereof.

1.18                           “Year” shall mean a calendar year.

ARTICLE II

ELECTION TO DEFER

2.1                                 A Director may elect, on or before December 15 of any Year, to defer payment of all or a specified part of all Fees to be earned during the Year following the Year in which such election occurs and succeeding Years (until the Director ceases to be a Director or changes his election pursuant to Section 2.3 herein); provided, however, that with respect to the first Year in which a Director becomes eligible to participate in the Plan, the Director may make an initial election within thirty (30) days after the date the Director becomes so eligible to defer payment of all or a specified part of such Fees earned following the date on which such initial election is made during the remainder of such Year and for any succeeding Years.

2.2                                 The election to participate in the Plan and manner of payment shall be designated by submitting a letter in the form attached hereto as Appendix A to the Secretary of the Company.

2.3                                 The election shall continue from Year to Year and become irrevocable on December 15 of each Year, unless the Director changes or terminates it by written request delivered to the Secretary of the Company prior to December 15 of the Year preceding the commencement of the Year for which the changes or termination is first effective.

ARTICLE III

DEFERRED COMPENSATION ACCOUNTS

3.1                                 The Company shall maintain separate memorandum accounts for the Fees deferred by each Director.

3.2                                 The Company shall credit, on the date Fees become payable, the Stock Account of each Director with a number of shares of Common Stock which is equal to the deferred portion of any Fee due the Director as to which an election to defer Fees into the Stock Account has been made, divided by the Fair Market Value Per Share determined as of the date such Fees would otherwise have been paid.

3.3                                 The Company shall credit the Stock Account of each Director who has elected to receive deferred compensation in the form of Common Stock with the number of shares of Common Stock equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in Common Stock) payable on the number of shares of Common Stock represented in each Director’s Stock Account, divided by the Fair Market Value Per Share on the applicable dividend payment date. Dividends payable in Common Stock will be credited to each Director’s Stock Account in the form of the right to receive Common Stock. If adjustments are made to the outstanding shares Common Stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment also will be made in the number of shares of Common Stock credited to the Director’s Stock Account.

3.4           Common Stock shall be computed to three decimal places.

3.5                                 The right to receive Common Stock at a later date shall not entitle any person to rights of a stockholder with respect to such Common Stock unless and until shares of Common Stock have been issued to such person pursuant to Article IV hereof.

3.6                                 The Company shall not be required to acquire, reserve, segregate, or otherwise set aside shares of its Common Stock for the payment of its obligations under the Plan, but shall make available as and when required a sufficient number of shares of its Common Stock to meet the needs of the Plan.

3.7                                 Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE IV

PAYMENT OF DEFERRED COMPENSATION

4.1                                 Subject to the other provisions of this Article IV, amounts contained in a Director’s Stock Account shall be distributed as the Director’s election (made pursuant to Paragraph 2.2 of Article II hereof) shall provide.  Distributions from the Director’s Stock Account shall be paid in cash or Common Stock, as the Director shall be permitted to elect at the time such account is to be distributed, and any such distributions shall begin on the tenth (10th) business day following the day on which a Director separates from service with the Board.

4.2                                 Each Director shall have the right to designate one or more beneficiaries to succeed to his right to receive payments hereunder in the event of his death. Each designated beneficiary shall receive payments in the same manner as the Director if he had lived. In case of a failure of designation or the death of all designated beneficiaries without any designated successors, the balance of the amounts contained in the Director’s Stock Account shall be payable in accordance with Section 4.1 to the Director’s or former Director’s estate in full on the first day of the Year following the Year in which he dies. No beneficiary designation shall be valid unless it is in writing, signed by the Director and filed with the Secretary of the Company.

4.3                                 In the event of a Change in Control, (i) all amounts contained in each Director’s Stock Account shall be distributed on the tenth (10th) business day after the occurrence of such Change in Control and (ii) any Director who elects to have his or her Stock Account distributed in shares of Common Stock must notify the Company of such election in writing no later than the fifth (5th) business day prior to the Change in Control.

4.4                                 In the event that a Director elects to have his or her Stock Account distributed in cash, the total amount of cash to be paid shall be determined by multiplying the number of shares of Common Stock in such account on the last business day prior to the date that the first distribution of such account is to be made, by the then Fair Market Value Per Share.

ARTICLE V

ADMINISTRATION

5.1                                 The Company shall administer the Plan at its expense. All decisions made by the Company with respect to issues hereunder shall be final and binding on all parties.

5.2                                 Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary; and any such benefit or payment shall not be subject to alienation, sale, transfer, assignment or encumbrance.

ARTICLE VI

AMENDMENT OF PLAN; GOVERNING LAW; SECTION 409A.

6.1                                 The Plan may be amended, suspended or terminated in whole or in part from time to time by the Board except that no amendment, suspension, or termination shall apply to the payment of any amounts previously credited to a Director’s Stock Account.

6.2.                              The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of law.

6.3.                              Notwithstanding any other provision of the Plan, this Plan is intended to comply with Section 409A and shall at all times be interpreted in accordance with such intent such that amounts credited to Directors’ accounts shall not be taxable to Directors until such amounts are paid to Directors in accordance with the terms of the Plan.  In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).  To the extent that any provision of the Plan violates Section 409A such that amounts would be taxable to a Director prior to payment or would otherwise subject a Director to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof.  To the extent that the Company determines that Directors may be given greater flexibility to modify or revoke deferral elections under the Plan in a manner consistent with Section 409A (based on future guidance promulgated by the Internal Revenue Service and the Treasury Department from time to time), the Company may (but shall not be obligated to) amend the Plan to provide for such greater flexibility.

Adopted by Accellent Holdings Corp. and effective on the       day of January, 2006.

APPENDIX A

Accellent Holdings Corp.	[Date]
[ADDRESS]

Dear [NAME]:

Pursuant to the Accellent Holdings Corp. Directors’ Deferred Compensation Plan, adopted on January     , 2006 (the “Plan”), I hereby elect to defer receipt of all or a portion of my Director’s fees to which I may become entitled to receive in respect of 2006 and succeeding Years (unless and until I change my election for fees receivable in succeeding years pursuant to the terms of the Plan) in accordance with the percentages indicated below.

Initial Deferral Election.  I hereby elect to have my director’s fees (and committee fees, if any) credited as follows (fill in appropriate percentages for options a, b and c below):

(a)                                         % of the aggregate fees shall be credited to my Stock Account as provided for in the Plan; or

(b)                                       % of the aggregate fees shall not be deferred, but shall be paid to me directly and promptly as they accrue.

Timing of Distributions.  I understand that my Stock Account shall each become payable on the earlier to occur of the tenth (10th) business day following (i) the date of my separation from service with the Board and (ii) a Change in Control (as such term is defined in the Plan).

Manner of Distributions.  Further, I elect to receive the payments pursuant to the Plan (check one desired method below):

(a)           If a distribution results due to my separation from service with the Board:

       in one lump sum;

       in        (insert number) equal annual installments.

(b)           If a distribution results due to a Change in Control:

       in one lump sum;

       in        (insert number) equal annual installments.

Very truly yours,

[Name]

DESIGNATION OF BENEFICIARY

ACCELLENT HOLDINGS CORP.

DIRECTORS’ DEFERRED COMPENSATION PLAN

In the event of my death prior to receipt of all or any amount of the balance of my Stock Account so accumulated, I designate the following one or more individuals                                                                                          as my beneficiary or beneficiaries to receive the funds so accumulated, but unpaid.

Signed this day of , 20 .

[NAME]

Witnessed this day of , 20 .

[WITNESS]